EXHIBIT 11

                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF INCOME PER COMMON SHARE
                        ($ in millions, except share data)

                                                 Three Months
                                                 Ended March
                                                1996       1995

Net income                                    $  33.1    $ 34.3

Calculation of average number
   of shares outstanding:
Primary:

Weighted average number of common shares
   outstanding                             61,425,461   63,623,493
Effect of shares issuable under stock
 options                                      317,153      197,070

Fully diluted:

Weighted average number of common shares
   outstanding                             61,742,614   63,820,563
Effect of shares issuable under stock
options (1)                                   377,548      206,843

Income per common share:
Primary:

Net income                                    $   0.54    $   0.54

Fully diluted:

Net income                                    $   0.54    $   0.54

(1) Such items are included in primary calculation. Additional shares represent price of common stock for the period and the end of period price.